UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SOUTHWEST WATER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4) Date Filed:

On July 22, 2010, SouthWest Water Company mailed additional solicitation materials to stockholders relating to its upcoming Annual Meeting.

Filed by SouthWest Water Company

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company:  SouthWest Water Company

Commission File No. :  0-8176

One Wilshire Building
624 So. Grand Avenue
Suite 2900
Los Angeles, CA 90017
Phone: 213 929 1800
www.swwc.com

Your Vote is Important. Vote on the Proposed Merger Today

July 22, 2010

Dear Fellow Stockholder of SouthWest Water Company:

By now you should have received proxy materials in connection with the annual meeting of SouthWest Water Company stockholders describing in detail the proposed acquisition of SouthWest Water by institutional investors advised by J.P. Morgan Asset Management and Water Asset Management, LLC. If the merger is approved and consummated, you will be entitled to receive $11.00 in cash for each share of common stock you own.  The annual meeting is scheduled to be held on August 6, 2010 at 10:00 a.m., Pacific Time, at the Millennium Biltmore Hotel Los Angeles located at 506 South Grand Avenue, Los Angeles, California.

The merger is the result of a comprehensive process to maximize value for our stockholders. After extensive discussions and negotiations with numerous potential bidders, SouthWest Water’s board of directors determined that the merger is in the best interests of SouthWest Water and our stockholders. In addition, as announced on July 19 2010, PROXY Governance and RiskMetrics Group's ISS Proxy Advisory Services ("ISS"), recommended that SouthWest Water stockholders vote “FOR” adoption of the merger agreement. PROXY Governance and ISS are leading independent U.S. proxy advisory firms and their voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.

You are encouraged to read the Company’s definitive proxy materials in their entirety as they provide important information about the merger agreement, including, among other things, a detailed discussion of the process that led to the proposed merger and the board’s reasons for recommending adoption of the merger agreement.

The board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement and FOR approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies, and FOR the election of directors and ratification of auditors.

Your vote is extremely important. Because the merger proposal requires the affirmative vote of a majority of the combined voting power of the outstanding common stock and Series A preferred stock entitled to vote, a failure to vote has the same effect as a vote against the merger.

You may vote by telephone, by internet, or by signing, dating and mailing the proxy form in the enclosed envelope. Instructions for internet and telephone voting are included on the proxy forms.

Please vote on the merger proposal today. If you have already voted, please accept our thanks. Thank you for your cooperation and continued support. If you have questions about the proxy statement, the annual meeting or the merger, or need assistance with voting your shares, you should contact Morrow & Co., LLC toll free at (800) 662-5200 or (203) 658-9400 or by email at SWWC@morrowco.com.

Sincerely,

Mark A. Swatek

President and Chief Executive Officer

Additional Information

In connection with the proposed transaction, SouthWest Water has filed a proxy statement with the Securities and Exchange Commission (SEC). Before making any voting or investment decision, investors and security holders are urged to carefully read the entire proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement has been sent to stockholders in connection with the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained at no cost from SouthWest Water by directing the request to SouthWest Water Company, 624 S. Grand Avenue, Suite 2900, Los Angeles, CA, 90017, Attention: Shareholder Services.

The company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the security holders of the company in connection with the proposed transaction.  Information concerning the special interests of these directors, executive officers and other members of the company’s management and employees in the proposed transaction is included in the company’s proxy statement referenced above.  Information regarding the company’s directors and executive officers is also available in its Annual Report on Form 10-K for the year ended December 31, 2009, which is filed with the SEC.  These documents are available free of charge at the SEC’s website at www.sec.gov and from the company at the address provided above.